Exhibit 9.2
                                                                           DRAFT

                     GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                         NOTIFICATION OF FEE WAIVER AND
                               EXPENSE LIMITATION
                               ------------------

         NOTIFICATION  made            , 1997 by GRANTHAM,  MAYO, VAN OTTERLOO &
CO. LLC, a Massachusetts general partnership (the "Advisor"), to GMO TRUST, a Massachusetts business trust (the "Trust").


WITNESSETH:


         WHEREAS, the Advisor has organized the Trust to serve primarily as an investment vehicle for certain large institutional accounts; and


         WHEREAS, the Advisor believes it would benefit from a high sales volume of shares of the Trust in that such a volume would maximize the Advisor's fee as investment advisor to each series of the Trust constituting a separate investment portfolio set forth below (each a "Fund" and, collectively, the "Funds"); and


         WHEREAS, the Advisor has agreed to furnish certain services or to bear the costs thereof so as to enable the Funds to offer competitive returns with respect to investments in the Funds.


         NOW, THEREFORE, pursuant to Section 3 of each Management Contract (each a "Management Contract") currently in effect between the Advisor and the Trust, on behalf of each Fund, the Advisor hereby notifies the Trust that the Advisor shall voluntarily, until further notice, reduce its compensation due under each Management Contract, and, if necessary, to the extent that a Fund's total annual operating expenses (excluding Shareholder Service Fees, brokerage commissions and other investment- related costs, hedging transaction fees, extraordinary, non-recurring and certain other unusual expenses (including taxes), securities lending fees and expenses and transfer taxes; and, in the case of the GMO Emerging Markets Fund, GMO Emerging Country Debt Fund, GMO Global Hedged Equity Fund and GMO Global Properties Fund, excluding custodial fees; and, in the case of the International Equity Allocation Fund, World Equity Allocation Fund, Global (U.S.+) Equity Allocation Fund and Global Balanced Allocation Fund, excluding expenses indirectly incurred by investment in other Funds of the Trust), will not exceed the following annual rate of such Fund's average daily net asset value:




GMO Core Fund                                   0.33%      GMO Foreign Fund                                           0.60%

GMO Value Fund                                  0.46%      GMO International Small Companies Fund                     0.60%

GMO Growth Fund                                 0.33%      GMO Japan Fund                                             0.54%

GMO U.S. Sector Fund                            0.33%      GMO Emerging Markets Fund                                  0.81%

GMO Small Cap Value Fund                        0.33%      GMO Short-Term Income Fund                                 0.05%

GMO Fundamental Value Fund                      0.60%      GMO Global Hedged Equity Fund                              0.50%

GMO REIT Fund                                   0.54%      GMO Domestic Bond Fund                                     0.10%

GMO Small Cap Growth Fund                       0.33%      GMO International Bond Fund                                0.25%

GMO International Core Fund                     0.54%      GMO U.S. Bond/Global Alpha Fund                            0.25%

GMO Currency Hedged International Core Fund     0.54%      GMO Currency Hedged International Bond Fund FundFund       0.25%

GMO Emerging Country Debt Fund                  0.35%      GMO Global Bond Fund                                       0.19%

GMO Inflation Indexed Bond Fund                 0.10%      GMO World Equity Allocation Fund                           0.00%

GMO International Equity Allocation Fund        0.00%      GMO Global (U.S.+) Equity Allocation Fund                  0.00%

GMO Global Properties Fund                      0.60%      GMO Balanced Allocation Fund                               0.00%

                                                           Pelican Fund                                               0.95%


         Please be advised that all previous notifications by the Advisor with respect to expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

         IN WITNESS WHEREOF, the Advisor has executed this Notification of Expense Limitation on the day and year first above written.

                                          GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC


                                          By:
                                             --------------------------------
                                             Title: Partner


The foregoing is hereby accepted:

GMO TRUST
on behalf of each
Fund named above


By:
   -----------------------------------
   Title: President-Quantitative